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                                                                   Exhibit 10.12

                            TIME BROKERAGE AGREEMENT


         This Time Brokerage Agreement ("Agreement") is made and entered into as of June 9, 1998, by and between Achievement Radio Holdings, Inc., a Delaware corporation ("Achievement"), and Radio Unica Corp., a Delaware corporation ("Unica").
                               W I T N E S S E T H

         WHEREAS, Personal Achievement Radio of Illinois, Inc. is the FCC licensee (the "FCC Licensee") of commercial AM broadcast station WYPA (AM), licensed to broadcast on frequency 820 kHz at Chicago, Illinois (the "Station");

         WHEREAS, Achievement has entered into an agreement to purchase 100 shares of common stock of the FCC Licensee, representing all of the issued and outstanding capital stock of the FCC Licensee;

         WHEREAS, an application is pending before the Federal Communications Commission (the "FCC"or the "Commission") to transfer control of the FCC Licensee and the Station to Achievement;

         WHEREAS, Unica and FCC Licensee have agreed to enter into an Option Agreement, (the "Option Agreement"), pursuant to which Achievement, following the transfer of control of the FCC Licensee and the Station, will grant to Unica an option (the "Option") to purchase substantially all of the assets of the Station pursuant to the Asset Purchase Agreement (the "Asset Purchase Agreement") attached as an exhibit to the Option Agreement;

        WHEREAS, Achievement desires to make available to Unica substantial broadcasting

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time on the Station subject to the terms of this Agreement; and

         WHEREAS, Unica is engaged in the business of radio broadcasting and desires to avail itself of the Station's available broadcast time.

                 NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

         1. Commencement Date And Facilities. Commencing 12:01 a.m. on Tuesday, June 9, 1998 or upon the closing of the transaction to transfer control of the FCC Licensee and the Station to Achievement, whichever is later, (the "Commencement Date"), Achievement shall broadcast, or cause to be broadcast, over the Station transmission facilities certain programming, consisting of programs, announcements and advertising (the "Programming"), originating at the Station's studio facility or delivered to Achievement by Unica in compliance with the provisions of this Agreement. Unica shall deliver the Programming to the Station's studio or transmitter site at Unica's exclusive cost, by satellite or other means reasonably acceptable to Achievement. On the Commencement Date, Achievement agrees to use its best efforts to cause the FCC Licensee to execute a counterpart of this Agreement, dated as of the Commencement Date, and such other instruments as may be reasonably necessary to confirm the undertaking of the FCC Licensee to be bound by the terms and provisions of this Agreement.

         2. License To Use Studio Facilities. Unica is hereby granted a license to utilize the Station's studio facilities located at 401 North Wabash Ave., Suite 605, Chicago, Illinois (the "Premises") during the term of this Agreement subject to Achievement continuing control over such facilities as provided elsewhere hereunder. During the term of this Agreement, Unica shall be obligated to make no payments for the license to use the Station's studio facilities

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other than the fee called for by Section 4 hereof. Unica shall not make any material physical improvements or changes to the Premises without the prior written consent of the FCC Licensee, which consent shall not be unreasonably denied nor delayed; provided, however, that Unica may, at its own expense, install on the Premises such equipment, including, without limitation, satellite receivers, as necessary to permit Unica to broadcast the Programming on the Station. Such installation shall be subject to the FCC Licensee's approval and supervision and consistent with the FCC Licensee's lease for such studio. Title to any such equipment installed on the Premises by Unica shall remain with Unica. Unica does not assume, and shall not be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated by this Agreement, any liabilities, obligations or commitments of the FCC Licensee of any nature whatsoever, regardless of whether arising from or relating to the ownership, operations or business of the Station. This Agreement shall not constitute an assignment of any contract or lease to which the FCC Licensee is a party, including without limitation any studio or tower leases. Consistent with this Agreement, the FCC Licensee shall continue to perform all of its obligations under all contracts, leases and other agreements in a timely manner and otherwise keep all such contracts and leases in full force and effect.

     3. Term. The term of this Agreement shall commence on the Commencement Date. Starting on the Commencement Date Achievement agrees to make broadcast time available to Unica as described below and to cause to be broadcast on the Station Unica radio programs. This Agreement shall continue for a period of twelve (12) months from the Commencement Date, unless sooner terminated, extended or renewed as hereinafter provided (the "Initial Term"). In the event the Option is exercised by Unica, the Term (as defined below)

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of this Agreement shall end upon the Closing (as defined in the Asset Purchase
Agreement) or the termination of the Asset Purchase Agreement pursuant to the terms thereof; provided, however, that it is expressly agreed and understood by the parties that, subject to the provisions of Section 11.2 and Section 11.3 hereof, termination of the Asset Purchase Agreement shall not result in the Initial Term of this Agreement ending prior to the date that is twelve (12) months from the Commencement Date. Unica, at its sole option, by giving written notice to Achievement at least four (4) months prior to the ending of the Initial Term, may (subject to the provisions of the Option Agreement) extend the term of this Agreement for an additional twelve (12) months (the "Renewal Term," and together with the Initial Term the "Term").

         4.       Consideration.

                  Unica hereby agrees to pay Achievement a monthly fee of One Hundred and Eighteen Thousand Dollars ($118,000) per month during the Initial Term and One Hundred and Twenty One Thousand, Five Hundred and Forty Dollars ($121,540) per month during the Renewal Term. In the event that the Term includes any partial month, the parties hereto agree that the monthly fee for such partial month shall be prorated accordingly based upon the number of days in that particular month. Amounts payable by Unica to Achievement pursuant to this Agreement shall be paid in advance without notice or demand on the first business day of each month during the term hereof, except, that Unica shall pay to Achievement on the Commencement Date the fee due for the first month pursuant to this Section, prorated accordingly. Payments will be made by check delivered to Achievement at the address specified in Section 13 hereof, or such other address as Achievement may select, provided that, if Achievement has given wire transfer instructions to Unica, Unica will be required to

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make all payments by wire transfer of funds to the account specified by
Achievement.

         5.       Broadcast Operations.

                  5.1. Unica Programming. Commencing on the Commencement Date, Unica shall furnish or cause to be furnished, at its own cost, material in broadcast-ready form for broadcast on the Station pursuant to this Agreement at all times other than the times of Achievement programming (the "Programming Time"), and all such Unica programs shall accord with the Communications Act of 1934, as amended (as so amended, the "Act"), and all other applicable statutes and FCC policies and requirements. The Programming provided by Unica shall be sufficient for the Station to meet the minimum operating requirements under the FCC rules and the Station's FCC license. Both parties acknowledge that the Station is licensed to operate only during daytime hours specified by the FCC. All rights, including without limitation all ownership rights and rights of use, relating to the Programming shall belong exclusively to Unica, and Achievement, except as provided herein, shall have no rights of any kind in or to such programs and hereby disclaims all rights thereto.

                  5.2 Achievement Programming. Achievement reserves the following periods to present Achievement programming: Saturday mornings from 6:00 a.m. to 8:00 a.m. or, during months when the station is not licensed to commence operations at 6:00 a.m., the first two hours of licensed operation on Saturday morning. Upon reasonable notice from Achievement, Unica instead of Achievement will program those hours at Unica's expense and Unica will retain any proceeds resulting therefrom. The fee provided in Section 4 shall not be adjusted regardless of whether Unica programs this period.

                  5.3. Maintenance. The FCC Licensee shall use its best efforts, if

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commercially reasonable and possible, to schedule and perform any maintenance work affecting the operation of the Station at times other than during drive time and World Cup Soccer matches. In the event that such maintenance work cannot be scheduled and performed at such other times, the FCC Licensee shall notify Unica, if possible, and an appropriate time will be determined after consultation with Unica. The parties acknowledge, however, that the Station's antenna currently is diplexed with that of WSBC, which is not owned by the FCC Licensee, and that maintenance work on the WSBC facility is beyond the control of the FCC Licensee or Achievement.

                  5.4. Interruption Of Normal Operations; Force Majeure. Any failure or impairment of facilities or any delay or interruption in the broadcast of programs, in whole or in part, due to a cause beyond the control of Achievement, shall not constitute a breach of this Agreement by Achievement. If the Station suffers loss or damage of any nature to its transmission facilities which results in the interruption of service or the inability of the Station to operate with its maximum authorized facilities, Achievement shall immediately notify Unica.

         6.       Station Programming Policies.

                  6.1. Broadcast Station Programming Policy Statement. Achievement has adopted, and the FCC Licensee and Achievement will enforce, a Broadcast Station Programming Policy Statement for the Station (the "Policy Statement"), a copy of which appears as Attachment I hereto. Unica agrees and covenants that all programming, advertising spots, promotional material and announcements that it provides for broadcast on the Station shall comply in all material respects with (i) the Policy Statement; (ii) all applicable federal, state and local laws and regulations, including the rules and regulations of the FCC and the Federal Trade

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Commission ("FTC"), and the Act; and (iii) all subsequent changes to such rules and regulations and the Act. Unica acknowledges that neither Achievement nor the FCC Licensee has urged, counseled or advised the use of any unfair business practice. If either Achievement or the FCC Licensee determines that a program supplied by Unica, within its sole discretion, does not comply with the Policy Statement or conform to the rules and regulations of the FCC it may, upon prior written notice to Unica (to the extent time permits such notice), suspend or cancel such program without liability to Achievement or the FCC Licensee, subject to Section 8.2 herein.

                  6.2. Unica Compliance With Copyright Act. Unica represents and warrants to Achievement that Unica has full legal authority for the broadcast of its programming on the Station, and that Unica shall not provide for broadcast of any material in violation of the Copyright Act or any copyright rules and regulations. All music supplied by Unica shall be: (i) licensed by ASCAP, SESAC or BMI; (ii) in the public domain; or (iii) cleared at the source by Unica. Unica shall be responsible for payment of all such license fees. The right to use the programming and to authorize its use in any manner shall be and remain vested in Unica.

                  6.3. Sales. Unica shall retain all revenues from the sale of advertising time within the programming it provides to Achievement. Unica shall be responsible for payment of the commissions due to any national sales representative engaged by it for the purpose of selling national advertising which is carried during the programming it provides to Achievement. Achievement shall retain all revenues from its sale of Station's advertising during the hours each week in which Achievement provides the Station with its own programming outside of the Programming Time.

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                  6.4. Payola. Unica agrees that it will not accept any
consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively "Consideration"), whether or not pursuant to written contracts or agreements between Unica and merchants or advertisers, unless the payer is identified in the program for which Consideration was provided as having paid for or furnished such Consideration, in accordance with the Act and FCC requirements. Unica agrees that every six (6) months, or more frequently at the request of the FCC Licensee or Achievement, it will execute and provide Achievement with a Payola Affidavit from each of its employees involved with the Station substantially in the form attached hereto as Attachment II.

                  6.5. Cooperation On Programming. Unica shall provide the FCC Licensee with information concerning such of Unica's programs as are responsive to community issues, as the FCC Licensee shall reasonably request, so as to assist the FCC Licensee in the satisfaction of its public service programming obligations. Unica shall also provide Achievement upon request such other information necessary to enable the FCC Licensee to prepare records and reports required by the Commission or other local, state or federal government entities, including quarterly issues/programs lists.

                  6.6. Station Identifiers and EAS. Unica shall cooperate with the FCC Licensee to ensure compliance with the FCC rules regarding the broadcast of hourly station identifiers and the emergency alert system. Achievement hereby grants to Unica an exclusive license to use such call letters and other identifiers as are currently used by the Station (the "Station's Licensed Identifiers") in connection with the broadcast of Unica's programs on the

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Station, but for no other purpose. The license granted herein shall expire on the expiration or earlier termination of this Agreement. Unica shall use the Station's Licensed Identifiers in Unica's programming in a manner consistent with the use thereof by Achievement in broadcasts of the Station immediately prior to the Commencement Date during the entire term of this Agreement and as may be required by the Act or the rules, regulations and policies of the FCC. In addition, the FCC Licensee agrees, at Unica's cost, to cooperate with Unica in applying for a change or changes in the Station's Licensed Identifiers ("New Station Identifiers") should such a change be deemed appropriate by Unica, so long as such New Station Identifiers are not offensive or contrary to the public interest.

                  6.7. Political Advertising. Unica shall cooperate with the FCC Licensee to comply with all rules of the FCC regarding political broadcasting, including those requiring access by any qualified political candidate for federal elective office, and the Station's political broadcast policies. Unica shall promptly supply to the FCC Licensee such information, including all inquiries concerning the broadcast of political advertising, as may be necessary to comply with FCC rules and policies, including the lowest unit rate, equal opportunities, reasonable access, political file and related requirements of federal law and regulations. Achievement shall cause the FCC Licensee to develop, in consultation with Unica, a statement which discloses its political broadcasting policies to political candidates, and Unica shall follow those policies and rates in the sale of political programming and advertising. In the event that Unica fails to satisfy the political broadcasting requirements under the Act and the rules and regulations of the FCC and such failure inhibits the FCC Licensee in its compliance with the political broadcasting requirements of the FCC, then to the extent reasonably necessary to assure

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such compliance, Unica shall either (i) promptly reimburse the FCC Licensee for the cost of rebates to political advertisers or (ii) release broadcast time and/or advertising availabilities to the FCC Licensee at no cost to the FCC Licensee.

                  6.8. Handling Of Mail. Except as required to comply with FCC rules and policies following consummation of the assignment, including those regarding the maintenance of the public inspection file, Achievement and the FCC Licensee shall not be required to receive or handle mail, cables, telegraph or telephone calls in connection with programs provided by Unica unless Achievement at the request of Unica has agreed in writing to do so.

                  6.9. Insurance. Unica shall maintain throughout the term of this Agreement insurance sufficient to cover general liability and errors and omissions with regard to the programming it provides the Station. Such insurance shall name Achievement as an insured party.

                  6.10. Achievement Control Of Programming. Achievement and the FCC Licensee shall maintain absolute rights to suspend or preempt programming as provided in Section 6.1 herein, and the FCC Licensee's right to suspend or preempt programming as provided in Section 8.1 herein.

         7. Responsibility For Employees And Expenses. Unica shall employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs of all personnel and property involved in the production and delivery of Unica's programming. Whenever on the Station's premises, Unica's personnel shall be subject to the supervision and direction of the FCC Licensee. Unica shall be responsible for all liabilities, debts and obligations of Unica based upon the purchase of air time and delivery of programming including, without

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limitation, accounts payable, barter agreements and unaired advertisements.
Achievement shall cause the FCC Licensee to provide Unica with ground or roof rights as necessary for a satellite receive dish up to 3.5 meters in diameter to receive Unica's programming at or near the Station's studio facility, subject to the approval of the FCC Licensee's landlord. The FCC Licensee shall be responsible for the salaries of its own employees at the Station.

         8. FCC Licensee's Operation Of Station. Notwithstanding any other provision of this Agreement, the FCC Licensee shall have full authority and power over the operation of the Station during the period of this Agreement, including the Station's finances, personnel and programming policies.

                  8.1 FCC Licensee Control Of Station Operations. Unica agrees that the FCC Licensee shall retain control over the policies, programming and operations of the Station; including, without limitation, (i) the right to accept or reject any programming or advertisements provided by Unica pursuant to
Section 6.1, (ii) the right to preempt any programs provided by Unica that are not in the public interest, or in order to broadcast a program deemed by the FCC Licensee to be of greater national, regional or local interest, and (iii) the right to take any other actions necessary for compliance with federal, state and local laws, the Act and the rules, regulations and policies of other federal government entities, including the FTC and the Department of Justice. The FCC Licensee shall use its best efforts, to the extent possible, to give Unica reasonable notice of its intention to preempt Unica's programs. The FCC Licensee also shall retain the right to break into Unica's programming in case of an emergency.

                  8.2. Preemption Or Rejection Of Programming; Service Interruption.

                  In the event that the FCC Licensee or Achievement ntentionally preempts or

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rejects programming from Unica for any reason based upon the content of such programming, pursuant to the terms of this Agreement, Unica shall receive a payment credit in an amount equal to the loss of revenue by Unica which shall equal the loss of the Station's local and national revenues and the Station's allocation of Radio Unica network revenues. The Station's allocation of Radio Unica network revenues shall be equal to the percentage of Radio Unica network revenues that is the same percentage determined by dividing the Hispanic population of the Chicago market by the total Hispanic population reached by the Radio Unica network. Unica shall provide Achievement with documentation sufficient to support its calculation regarding lost revenue. The amount due to Unica following the proration shall be deducted from the next monthly payment made by Unica to Achievement. In the event that the Station experiences a Service Interruption as defined herein, the amount due to Achievement for that month pursuant to Section 4 of this Agreement shall be prorated based on the percentage that the total hours in that calendar month of Programming not aired due to a Service Interruption bears to the total amount of Programming that Unica would have broadcast over the Station during the month if no Service Interruption had occurred. The amount due to Unica following the proration shall be deducted from the next monthly payment made by Unica to Achievement; provided, however, that no credit shall be given based upon a Service Interruption unless the Service Interruptions in any month exceed two (2) hours in the aggregate. Moreover, no credit shall be given for any Service Interruption caused by the negligent or intentional act or omission of Unica and/or its employees or agents. For purposes of this section, "Service Interruption" is defined as the Station being off the air, or not operating with at least ninety percent (90%) of its licensed power, during the Programming Time but shall not include the Station being off

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the air in whole or in part, due to a cause beyond the reasonable control of
Achievement.

                  8.3. Licensee Responsibility For FCC Compliance. The FCC Licensee shall at all times be solely responsible for meeting all of the Commission's requirements with respect to public service programming, for maintaining the political and public inspection files and the Station logs, for the preparation of issues/programs lists, and for retaining and supervising an engineer to ensure compliance with the Commission's rules and regulations governing the technical operation of the Station. Unica shall provide the FCC Licensee with information necessary to maintain all necessary records to permit the FCC Licensee to meet its obligations under this paragraph.

         9.            Indemnification.

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                  9.1. Unica shall indemnify and hold the FCC Licensee,
Achievement and their respective officers, directors, shareholders, agents, and employees harmless against any and all claims, damages, liabilities, costs, and expenses (including by way of example and without limitation, reasonable attorneys' fees) (individually or collectively "Damages") arising out of (a) libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, infringement of copyrights or proprietary rights and any other violations of the rights of any third party, resulting from the broadcast of the Unica's programs, or (b) any action taken by Unica or its employees or agents with respect to the Station, or any failure by Unica or its employees or agents to take any action with respect to the Station, including but not limited to Unica's payment and performance of obligations and liabilities, unless resulting from a failure by Achievement to perform hereunder, or (c) Unica's breach of any of its representations, warranties or covenants set forth in this Agreement. Unica's obligation to hold Achievement harmless under this Section shall survive a termination of this Agreement until the expiration of all applicable statutes of limitations.

                  9.2. Achievement and the FCC Licensee shall indemnify and hold Unica and its officers, directors, shareholders, agents, and employees harmless against any and all Damages arising out of (a) libel, slander, illegal competition or trade practice, infringement of trademarks, trade names, or program titles, violation of rights of privacy, infringement of copyrights or proprietary rights and any other violations of the rights of any third party, resulting from the broadcast of Achievement's or the FCC Licensee's programs, or
(b) any action taken by Achievement or the FCC Licensee or their employees or agents with respect to the Station, or any failure by Achievement or the FCC Licensee or their employees or agents to take any action

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with respect to the Station, including but not limited to Achievement's and the
FCC Licensee's payment and performance obligations and liabilities, unless resulting from a failure by Unica to perform hereunder, or (c) Achievement's or the FCC Licensee's breach of any of its representations, warranties or covenants set forth in this Agreement. Achievement and the FCC Licensee's obligation to hold Unica harmless under this Agreement shall survive any termination of this Agreement until the expiration of all applicable statutes of limitations.

         10.            Default.

                  10.1. Events Of Default. The following shall, after the expiration of the applicable cure periods, constitute Events of Default:

                           (i)  Unica's failure to timely make any of the
monthly payments as provided in Section 4 hereto.

                           (ii) the default by either party hereto in the
material observance or performance of any covenant, condition or agreement contained herein, or if either party (a) shall make general assignment for the benefit of creditors, or (b) files or has filed against it a petition for bankruptcy, reorganization or an arrangement for the benefit of creditors, or for the appointment of a receiver, trustee or creditor representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days;
                           (ii) if any material representation or warranty
herein made by either party hereto, or in any certificate or document furnished by either party to the other pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished.

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                  10.2. Cure Periods. An Event of Default shall not be deemed to have occurred until five (5) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the action necessary to cure the default within such period. This period may be extended for a reasonable period of time, if the defaulting party is acting in good faith to cure the default and such default is not materially adverse to the other party.

          11.           Termination.

                  11.1. This Agreement shall terminate on the first anniversary of the Commencement Date, unless terminated, extended or renewed as provided in
Section 3 or Section 11 hereof.

                  11.2. Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that it is not also in material default hereunder. Notwithstanding the foregoing, nor any provision of this Agreement, any termination of this
Agreement: (a) shall not constitute an election of remedies with regard to such default or such termination; and (b) shall not affect, or limit, the ability of the non-defaulting party to avail itself of any and all remedies which otherwise would have been available to it, at law or in equity.

                  11.3 Termination Upon Order Of Governmental Authority. If this Agreement is challenged at the FCC, whether or not in connection with the Station's license renewal application, counsel for the FCC Licensee and Achievement and counsel for the Unica shall jointly defend the Agreement and the parties' performance thereunder throughout all FCC proceedings at the sole expense of the Unica. If portions of this Agreement are questioned,

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challenged or disapproved by the FCC, then the parties shall reform the
Agreement as necessary to satisfy the FCC's concerns. If the parties are unable to reform the Agreement as necessary to satisfy such concerns, this Agreement shall terminate. In the event that a federal, state or local government authority designates a hearing with respect to the continuation or renewal of any authorization held by the FCC Licensee for the operation of the Station or initiates any revocation or other proceeding with respect to the authorizations issued to the FCC Licensee for the operation of the Station, and Achievement elects to contest the action, then Achievement shall be responsible for its expenses incurred as a consequence of any such proceeding; provided, however, that Unica shall at its own expense cooperate and comply with any reasonable request of Achievement to assemble and provide information relating to Unica's performance under this Agreement to the appropriate government authority. In the event of termination of this Agreement pursuant to any government order(s), including a revocation or non-renewal of any authorization held by the FCC Licensee, Unica shall pay to Achievement any fees due but unpaid as of the date of termination as may be permitted by such order(s).

                  11.4. Cooperation Upon Termination. If this Agreement is terminated, for whatever reason, the parties agree to reasonably cooperate with one another to enable Unica to fulfill advertising or other programming contracts then outstanding, in which event Achievement shall receive as compensation for the carriage of such programming that which otherwise would have been paid to Unica. Upon termination of this Agreement, all sums owing to Achievement prior to the date of termination which have not been paid shall be paid in full and Unica shall be entitled immediately to cease providing any further Programming to be broadcast on the Station, and any amounts which have been prepaid to Achievement beyond the termination

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date shall be immediately due and payable to Unica; provided, however, that if such termination is not as a result of a default by Achievement under this Agreement, Achievement may require Unica to continue to provide Programming to the Station (at no cost to Unica) for an additional sixty (60) days after the termination date.

                  11.5. Specific Performance. In addition to its rights of termination hereunder (and in addition to any other remedies available to it or provided under law), each party may seek specific performance of this Agreement, in which case the other party shall waive the defense of an adequate remedy at law and interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy hereunder.

          12. Representations, Warranties And Covenants. Both Achievement and Unica represent that they are legally qualified, empowered and able to enter into this Agreement, and that the execution, delivery and performance hereof shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound. Without limiting the foregoing, Unica certifies that this Agreement complies and will continue to comply with the Commission's multiple ownership rules and policies, including 47 C.F.R. ss. 73.3555, as now in effect or hereinafter amended.

          13. Notices. All necessary notices and requests permitted or required under this Agreement shall be in writing and shall be sent (i) by facsimile transmission to the telecopy numbers listed herein, (ii) mailed by certified mail, return receipt requested, postage prepaid, to the addresses listed herein, or (iii) sent for overnight delivery via a nationally-recognized overnight delivery service to the addresses listed herein. Such notices and requests shall be deemed to have been given (i) if sent by facsimile, upon sender's receipt of a facsimile

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confirmation sheet, (ii) if mailed, upon receipt evidenced by return signature card by postal service to sender, or (iii) if sent for overnight delivery, upon receipt evidenced by confirmation of delivery by delivery service.


                  If to Unica:           Radio Unica Corp.
                                         8400 N.W. 52nd Street
                                         Suite 101
                                         Miami, FL 33166
                                         Attn:  Joaquin F. Blaya
                                         FAX: (305) 442-4077

                  With copy to:          Skadden Arps Slate Meagher & Flom LLP
                                         1440 New York Avenue, NW
                                         Washington, DC 20005-2111
                                         Attn:  John C. Quale Esq.
                                         FAX: (202) 371-7475

                  If to Achievement
                   and or
                  the FCC Licensee:      Achievement Radio Holdings, Inc.
                                         c/o TSG Capital Group L.L.C.
                                         177 Broad Street
                                         12th Floor
                                         Stamford, CT 06901
                                         Attn:  Darryl Thompson
                                         FAX: (203) 406-1590


                  With copy to:          Fleischman and Walsh, L.L.P.
                                         1400 Sixteenth Street, N.W.
                                         Suite 600
                                         Washington, D.C.  20036
                                         Attn:  Howard A. Topel, Esq.
                                         FAX: (202) 745-0916

          14. Arbitration. Any dispute arising under or related to this Agreement shall be resolved by binding arbitration in Washington, D.C. in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. The prevailing party shall be awarded all of its legal fees, disbursements and costs of arbitration.

          15. Modification And Waiver. No modification of any provision of this Agreement shall in any event be effective unless it is in writing and then such modification shall be effective only in the specific instance and for the purpose for which given.

          16. Construction. This Agreement shall be construed in accordance with the Communications Act of 1934, as amended, the laws of the State of Delaware and the rules, regulations and policies of the Commission.

          17. Assignment. This Agreement may not be assigned by Unica without the approval of Achievement, except for an entity under common control. Achievement and the FCC Licensee may assign this Agreement to another entity under common control; to any licensee of the Station; or to another third party with the approval of Unica.

          18. Counterpart Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be effective as of the date first above written.

          19. Entire Agreement. This Agreement (together with the Attachments hereto) and the Option Agreement constitute the entire agreement between the parties and there are no other agreements, representations, warranties or understanding, oral or written, between them with respect to the subject matter hereof. No alteration, modification or change of this Agreement shall be valid unless by like written instrument executed by an authorized principal.

          20.           No Partnership Or Joint Venture Created; Expenses.

Nothing in this Agreement shall be construed to make Achievement and Unica partners or joint venturers or to afford any rights to any third party other than as expressly provided herein. Each party shall bear its own expenses in connection with its performance under this Agreement.

          21. Severability. Subject to the provisions hereof, in the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable, such holding shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

          22. Confidentiality, Public Notices. Unica, the FCC Licensee and Achievement each agrees that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction, or disclosure requirements of the FCC) all information of a confidential nature obtained by it from each of the other parties, including the terms of any proposal, in connection with the transactions contemplated by this Agreement. Unica and Achievement shall jointly prepare and determine the timing of any press release or other announcement to the public or the news media relating to the execution of this Agreement. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                 Achievement Radio Holdings, Inc.:

                                 By:      /s/Darryl Thompson
                                          ---------------------------------
                                          Darryl Thompson
                                          President


                                 Radio Unica Corp.:



                                  By:     /s/Joaquin F. Blaya
                                          ---------------------------------
                                          Joaquin F. Blaya
                                          Chairman and Chief Executive Officer

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                                   Achievement Radio Holdings, Inc.:

                                   By:      /s/Darryl Thompson
                                          ---------------------------------
                                            Darryl Thompson
                                            President


                                   Radio Unica Corp.:



                                   By:
                                          ---------------------------------
                                            Joaquin F. Blaya
                                            Chairman and Chief Executive Officer




                  Personal Achievement Radio of Illinois, Inc., hereby agrees to the terms of this Agreement and further agrees, as of the Commencement Date (as defined in this Agreement), to be bound by the terms and provisions hereof.

                                   Personal Achievement Radio Of Illinois, Inc.:



                                   By:      /s/ Darryl Thompson
                                          ---------------------------------
                                            Name:
                                            Title:

                                  ATTACHMENT I

                 Broadcast Station Programming Policy Statement

         The following sets forth the policies generally applicable to the presentation of programming and advertising over Radio Station WYPA(AM), Chicago, Illinois. All programming and advertising broadcast by the station must conform to these policies and to the provisions of the Communications Act of 1934, as amended [the "Act"], and the Rules and Regulations of the Federal Communications Commission ["FCC"]. This policy shall be in addition to any other programming requirements set forth in the Time Brokerage Agreement.

Station Identification

         The station must broadcast a station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the station's call letters (currently, "WYPA"); followed immediately by (2) the station's community of license ("Chicago, Illinois").

Broadcast of Telephone Conversations

         Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrence, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the station to broadcast telephone calls.

Sponsorship Identification

         When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the station at the time of broadcast shall announce (1) that the matter is sponsored, either in whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

         In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.

         Prior to any sponsored broadcast involving political matters or controversial issues, the station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the station's public inspection file.

Payola/Plugola

         The station, its personnel, or its programmers shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the station so that all required station identification announcements can be made. All persons responsible for station programming must, from time to time, execute such documents as may be required by station management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

Rebroadcasts

         The station shall not rebroadcast the signal of any other broadcast station without first obtaining such station's prior written consent to such rebroadcast.

Fairness

         Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

Personal Attacks

         The station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of views on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

Political Editorials

         Unless specifically authorized by Licensee, Broker shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

Political Broadcasting

         All "uses" of the station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

Obscenity and Indecency

         The Station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

         The station shall not broadcast any indecent material outside of the periods of time prescribed by the Commission. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

Billing

         No entity which sells advertising for airing on the station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the station shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

Contests

         Any contests conducted on the station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

Hoaxes

         The station shall not knowingly broadcast false information concerning a crime or catastrophe.

Lottery

         The station shall not advertise or broadcast any information concerning any lottery (except any Illinois or other state lottery). The station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in ceratin situations, by commercial organizations, if and only if there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by station management.

Advertising

         Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

                                  ATTACHMENT II
                            Form of Payola Affidavit


City of                                  )
        -------------------              )
County of                                )        SS:
          -----------------              )
State of                                 )
         ------------------

                          ANTI-PAYOLA/PLUGOLA AFFIDAVIT


                                 , being first duly sworn, deposes and says as
---------------------------------
follows:

1.       I am                          for                          .
               -----------------------     ------------------------
                      Position

2.       I have acted in the above capacity since                  .
                                                  ----------------
3. No matter has been broadcast by Station WYPA(AM) which service, money or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted, by me from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

4. So far as I am aware, no matter has been broadcast by Station WYPA for which service, money, or other valuable consideration has been directly or indirectly paid, or promised to, or charged, or accepted by Station WYPA or by any independent contractor engaged by Station WYPA in furnishing programs, from any person, which matter at the time so broadcast has not been announced or otherwise indicated as paid for or furnished by such person.

5. In future, I will not pay, promise to pay, request, or receive any service, money, or any other valuable consideration, direct or indirect, from a third party, in exchange for the influencing of, or the attempt to influence, the preparation or presentation of broadcast matter on Station WYPA.

6. Nothing contained herein is intended to, or shall prohibit receipt or acceptance of anything with the expressed knowledge and approval of my employer, but henceforth any such approval must be given in writing by someone expressly authorized to give such approval.

7. Except as disclosed below, I, my spouse and all members of my immediate family hold no present direct or indirect ownership interest in (other than an investment in a corporation whose stock is publicly held); do not serve as an officer or director of, whether with or without compensation; and do not serve as an employee of, any person, firm or corporation engaged in:

         1.       The publishing of music;

         2. The production, distribution (including wholesale and retail sales outlets), manufacture or exploitation of music, films, tapes, recordings or electrical transcriptions of any program material intended for radio broadcast use;

         3. The exploitation, promotion, or management or persons rendering artistic, production and/or other services in the entertainment field;

         4. The ownership or operation of one or more radio or television stations;

         5. The wholesale or retail sale of records intended for public purchase;

         6. Advertising on Station WYPA, or any other station owned by Achievement (excluding nominal stockholdings in publicly owned companies).

8. The facts and circumstances relating to any exceptions to the foregoing are as follows:

         ---------------------------------------------------------------------
         ---------------------------------------------------------------------
         ---------------------------------------------------------------------





                                                   -----------------------------
                                                            Affiant

Subscribed and sworn to before me this
        day of                     , 19    .
-------        -------------------     ---

---------------------------------------
Notary Public

My commission expires:                            .
                       --------------------------